UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

________________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. __)

_________________________________

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

BANK OF THE JAMES FINANCIAL GROUP, INC.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Dear Shareholders:

You are cordially invited to attend the 2025 Annual Meeting of Shareholders of Bank of the James Financial Group, Inc., which will be held virtually via the internet at www.virtualshareholdermeeting.com/BOTJ2025 (“the virtual meeting platform”) on May 20, 2025 at 1:00 p.m. local time (the “Annual Meeting”).

Due to the continued convenience and accessibility provided by virtual meetings, there will be no physical meeting location. You can attend and participate in the Annual Meeting online by visiting the link above. During the meeting, management will present a report on the Company’s recent operations, and you will have an opportunity to ask questions of management, the Board of Directors, and our independent auditors.

To participate in the Annual Meeting at the virtual meeting platform you must enter the control number found on your proxy card, the notice of internet availability, or elsewhere within the proxy materials.

The attached Notice of 2025 Annual Meeting of Shareholders includes further details regarding items to be considered during the meeting.

Your vote is important. Whether or not you plan to attend the virtual meeting, it is important that your shares be represented at the Annual Meeting. You may vote your shares via a toll-free telephone number, via the internet, or you may complete, sign, date, and mail proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Instructions for all three methods of voting are contained with the proxy card. Should you later decide to attend the virtual meeting and vote during the meeting, or revoke your proxy, you may do so at any time before voting concludes, and your earlier proxy will be disregarded.

We began mailing proxy materials to you on or about April 8, 2025.

We appreciate your continued support and look forward to your participation in our Annual Meeting.

Sincerely,

/S/ Robert R. Chapman III

Robert R. Chapman III

President

Lynchburg, Virginia

April 8, 2025

Regulatory Changes Have Made Obtaining a Quorum More Difficult. Please Vote Your Shares.

BANK OF THE JAMES FINANCIAL GROUP, INC.

828 Main Street

Lynchburg, VA 24504

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 20, 2025 at 1:00 p.m.

www.virtualshareholdermeeting.com/BOTJ2025

NOTICE IS HEREBY GIVEN that pursuant to its bylaws and call of its directors, 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Bank of the James Financial Group, Inc. (the “Company”) will be held virtually via the internet at www.virtualshareholdermeeting.com/BOTJ2025 on May 20, 2025, at 1:00 p.m. local time.

The purposes of the Annual Meeting are to consider and act upon:

1.Election of Directors: To elect three directors to serve as the Board of Directors;

2.Ratification of Auditors: To ratify the appointment of the independent auditors for the fiscal year ending December 31, 2025;

3.Executive Compensation: To approve, on an advisory and non-binding basis, the executive compensation as described in the accompanying Proxy Statement;

4.Other Business: To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement there

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting. Holders of shares of Common Stock of record at the close of business on March 25, 2025 will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting will be conducted in a virtual meeting format only, and no physical meeting location will be provided. To attend and participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/BOTJ2025 and enter your control number, which is located on your proxy card, Notice of Internet Availability, or elsewhere within these proxy materials. To attend the virtual meeting, you must enter the control number found on your proxy card, the notice of internet availability, or elsewhere within these proxy materials.

Your vote is very important. Even if you plan to attend virtually, please submit your proxy in advance using one of the following methods: via a toll-free telephone number, via the internet, or by completing, signing, dating, and mailing the proxy card as directed on the proxy card.

If you later choose to attend the virtual Annual Meeting and vote online, you may revoke your proxy at any time before voting concludes. Further details regarding voting and revocation procedures are available in the accompanying Proxy Statement.

Proxy materials were first mailed to shareholders on or about April 8, 2025.

Lynchburg, Virginia April 8, 2025	BY ORDER OF THE BOARD OF DIRECTORS /S/ J. Todd Scruggs J. Todd Scruggs, Secretary

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

This Notice of 2025 Annual Meeting of Shareholders and Proxy Statement and Annual Report on Form 10-K Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the year ended December 31, 2024 are available on the internet at the following website: http://www.proxyvote.com

BANK OF THE JAMES FINANCIAL GROUP, INC.

2025 Proxy STATEMENT

i

BANK OF THE JAMES FINANCIAL GROUP, INC.

828 Main Street

Lynchburg, VA 24504

Proxy Statement

2025 Annual Meeting of Shareholders

May 20, 2025 at 1:00 p.m.

GENERAL INFORMATION

Introduction

Bank of the James Financial Group, Inc. (“Financial” or the “Company”) is furnishing you with this proxy statement to solicit proxies on behalf of Financial to be voted at the 2025 Annual Meeting of Shareholders of Financial (the “Annual Meeting”). The Annual Meeting will be held virtually, exclusively online through the internet, on May 20, 2025, at 1:00 p.m. local time.

Bank of the James Financial Group, Inc. (the “Company”) is the holding company for Bank of the James (the “Bank”) and Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor.

This Proxy Statement is being provided by the Company in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held virtually, exclusively through the internet, on May 20, 2025, at 1:00 p.m. local time.

The proxy materials are being distributed to shareholders beginning on April 8, 2025. In accordance with rules established by the U.S. Securities and Exchange Commission (the “SEC”), the Company is furnishing its proxy materials primarily over the internet. As such, most shareholders will receive a Notice of Internet Availability, which provides instructions for accessing the proxy materials online. By providing proxy materials electronically, the Company significantly reduces printing and mailing costs and contributes to environmental conservation.

If you prefer to receive printed proxy materials, please follow the instructions included on the Notice of Internet Availability. Your request will be promptly fulfilled at no cost to you.

Shareholders can attend and participate in the Annual Meeting at www.virtualshareholdermeeting.com/BOTJ2025 (the “virtual meeting platform”) by entering the unique control number provided on your proxy card, Notice of Internet Availability, or elsewhere within these materials.

We appreciate your support and encourage your participation by voting your shares in advance, either online, by telephone, or by mailing your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

of Shareholders to be held on May 20, 2025

A complete set of proxy materials relating to the Annual Meeting is available on the internet. These materials, including this Notice of 2025 Annual Meeting of Shareholders and Proxy Statement and Annual Report on Form 10-K Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the year ended December 31, 2024 (the “2024 Annual Report to Shareholders”) are available on the internet at the following website: http://www.proxyvote.com.

Date, Time, and Virtual Attendance

The 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Bank of the James Financial Group, Inc. (the “Company”) will be held on May 20, 2025, at 1:00 p.m. local time.

The Annual Meeting will be conducted exclusively in a virtual format via the internet. There will be no physical meeting location. Shareholders may participate virtually by accessing the meeting website at:

www.virtualshareholdermeeting.com/BOTJ2025

To join and participate, shareholders must enter the control number found on their proxy card, the Notice of Internet Availability, or elsewhere within these proxy materials.

We encourage shareholders to participate in the virtual meeting and to vote their shares in advance using the methods outlined in these materials.

Record Date

The close of business on March 25, 2025 (the “Record Date”) was the record date for the determination of shareholders entitled to notice of, and to vote, at the Annual Meeting.

Voting Rights of Shareholders

On the Record Date, there were 4,543,338 shares of common stock of Financial (the “Common Stock”) issued and outstanding. Financial has no other class of stock outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. Only shareholders of record at the close of business the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

To the knowledge of Financial’s management, based solely on our review of Schedules 13-F and/or 13-G filed with the SEC, Pettyjohn, Wood & White, Inc. beneficially owned 5.7% of Financial’s outstanding Common Stock. Based on the same review, no other no person owned beneficially more than 5% of Financial’s outstanding Common Stock. As of the Record Date, directors and executive officers of Financial and their affiliates, as a group, owned of record and beneficially, inclusive of options that have vested or will vest within 60 days thereof, a total of 698,091 shares of Common Stock, or approximately 15.37% of the shares of Common Stock deemed outstanding on such date.

Directors and executive officers of Financial have indicated an intention to vote their shares of Common Stock “FOR” the director nominees set forth herein, “FOR” the ratification of the appointment of Elliott Davis, PLLC (“Elliott Davis”), and “FOR” the approval of the non-binding resolution on executive compensation.

If your shares are held through a broker, custodian, bank, or nominee, please follow the voting instructions provided by them to ensure your shares are properly represented at the Annual Meeting.

Quorum

A quorum is required to transact business at the Annual Meeting. The presence, virtually or by proxy, of shareholders representing a majority of the shares of Bank of the James Financial Group, Inc. common stock outstanding on the Record Date constitutes a quorum.

“Broker shares” that are voted on at least one matter and proxies marked as abstentions will be counted for purposes of determining the existence of a quorum. Broker non-votes, if applicable, are counted for quorum purposes but do not count as votes cast on any matter.

If there are not sufficient voting shares represented to establish a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

VOTING AT THE MEETING

Proposals to be Considered

At the Annual Meeting, the shareholders will be asked to:

1.Election of Directors: To elect the nominees presented herein to serve as Group One Directors until the 2028 Annual Meeting or until their successors are duly elected and qualified;

2.Ratification of Independent Auditors: To ratify the appointment of Elliott Davis as the Company’s independent auditors for the fiscal year ending December 31, 2025; and

3.Advisory Vote on Executive Compensation: To approve, on an advisory and non-binding basis, the executive compensation as described in this Proxy Statement.

The board of directors (the “board of directors” or the “board”) is not aware of any other matters that are to come before the Annual Meeting except for incidental, procedural matters. If any other matters are properly brought before the Annual Meeting (as determined by a majority of the board of directors), the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters.

Procedures for Voting By Proxy; Revocation of Proxies

If you properly execute, deliver and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted “FOR” the election of the director nominees, “FOR” the ratification of the appointment of Elliott Davis, “FOR” the approval of the non-binding resolution on executive compensation, and in the best judgment of the persons appointed as proxies as to all other matters properly brought before the Annual Meeting. If any nominee for the election to the board of directors named in this Proxy Statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the board of directors.

Any shareholder who executes a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to Financial, by executing and delivering a substitute proxy to Financial, or by attending the virtual Annual Meeting and voting online. If a shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered, so that it is received on or prior to the Annual Meeting, to J. Todd Scruggs, Secretary, Bank of the James Financial Group, Inc., 828 Main Street, Lynchburg, Virginia 24504.

Effect of Broker Non-Votes and Abstentions

Brokers, banks, or other nominees holding shares of the Company’s Common Stock for beneficial owners (“street name”) may vote these shares either as specifically instructed by their clients or, when permitted by applicable exchange rules, at their own discretion.

A broker non-vote occurs when a broker, bank, or nominee holding shares for a beneficial owner does not receive voting instructions from the owner and lacks discretionary authority to vote on a particular matter. Broker non-votes will count toward determining whether a quorum is present, but they will not be considered votes cast either “for” or “against” any proposal.

Similarly, an abstention—when a shareholder chooses not to vote on a particular proposal—also counts toward determining a quorum but is not considered a vote cast and therefore will not affect the outcome of any proposal.

If your shares of Common Stock are held in “street name” by a broker or nominee, your broker or nominee may exercise discretionary voting power on “routine” matters, such as Proposal 2 (Ratification of the appointment of Elliott Davis, as independent auditors). We therefore do not anticipate any broker non-votes with respect to Proposal 2.

However, brokers do not have discretionary authority to vote on non-routine matters unless they receive specific instructions from you. Proposals 1 (Election of Directors) and 3 (Advisory Vote on Executive Compensation) are considered “non-routine” matters. Therefore, if you do not provide voting instructions to your broker regarding these proposals, your shares will not be voted, resulting in a broker non-vote on those items.

Additionally, abstentions from voting on any proposal will count toward establishing a quorum but will not count as votes cast either for or against that proposal.

Vote Required

Each share of Financial’s Common Stock entitles the record holder thereof to one vote for each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote and broker non-votes on a matter will count toward a quorum for the Annual Meeting, but will not be included in determining the number of votes cast with respect to a matter.

Proposal One: Directors are elected by a plurality of the votes cast. Thus, as to Proposal One concerning the election of directors, those nominees receiving the greatest number of votes for election will be elected even if they do not receive a majority of votes cast. With regard to the election of directors, the proxy being provided by the board enables a shareholder to vote for the election of the nominees proposed by the board, to withhold authority to vote for the nominees being proposed, or to vote for the election of only certain nominees. Only shares that are voted in favor of a nominee will be counted toward that nominee’s achievement of a plurality. Accordingly, “withhold” votes and broker non-votes will have no effect on the outcome of this proposal.

Proposals Two and Three: As to i) the proposal set forth in Proposal Two to ratify the appointment of the independent registered accounting firm and ii) the proposal set forth in Proposal Three to approve the non-binding resolution regarding executive compensation, votes may be cast in favor or against, or shareholders may abstain from voting. Approval of each of these proposals requires an affirmative vote of a majority of the votes cast on the matter. Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, they are not counted for purposes of determining whether such a matter has been approved, and will have no effect.

How to Vote Your Shares

Shareholders of Financial are requested to vote their shares by dialing 1-800-690-6903 and following the instructions, via the internet at the following address: http://www.proxyvote.com, or by completing, dating, and signing the form of proxy and returning by mail it promptly to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. Shareholders attending the virtual Annual Meeting may vote online during the meeting.

Principal Executive Office

The principal executive offices of Financial are located at 828 Main Street, Lynchburg, Virginia 24504.

SOLICITATION OF PROXIES

Solicitation is being made on behalf of Financial by mail and electronic notice and access to the internet. If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication, or in person by directors, officers and employees of Financial, its subsidiaries or affiliates, none of whom will receive additional compensation for these services. Financial may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by Financial.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors shall consist of not fewer than five nor more than twenty-five directors. In accordance with our Articles of Incorporation, the Board of Directors is divided into three groups (designated as Groups One, Two, and Three), with directors serving staggered three-year terms.

The Board currently has nominated the following three individuals to serve as Group One Directors, each for a three-year term expiring at the 2028 Annual Meeting, or until their respective successors have been duly elected and qualified:

•A. Douglas Dalton III

•Watt R. Foster, Jr.

•Phillip C. Jamerson

Each nominee is currently serving as a director and has consented to stand for re-election. If, for any reason, any nominee becomes unable or unwilling to serve, the proxies named in the proxy card will have discretionary authority to vote for a substitute nominee chosen by the Board of Directors. The Board does not anticipate that any nominee will become unavailable to serve.

Thomas W. Pettyjohn, Jr. and James F. Daly currently are serving as Group One directors and their terms expire at the 2025 Annual Meeting. Each of Mr. Pettyjohn and Mr. Daly have elected to retire from the board and thus will not stand for reelection.

NOMINEES AND CONTINUING DIRECTORS

Nominees

Set forth below is certain information concerning the nominees.

Nominees
Name	Age (1)	Position with Financial	Director Since (2)	Group	Term to Expire
A. Douglas Dalton III	44	Director	2016	One	2028
Watt R. Foster, Jr.	65	Director	2005	One	2028
Phillip C. Jamerson	66	Director	2016	One	2028

(1)As of March 25, 2025.

(2)All of the directors of Financial also serve as members of the board of directors of the Bank. For all years prior to 2004, all directorships were with the Bank only.

Each of the nominees is currently a director of Financial whose current term expires at the Annual Meeting. Each nominee has agreed to serve if elected.

Continuing Directors

Set forth below is certain information concerning the continuing directors.

Continuing Directors
Name	Age (1)	Position with Financial	Director Since (2)	Group	Current Term Expires
Robert R. Chapman III	62	Director; President of Financial, Chief Executive Officer of the Bank; Director of Pettyjohn, Wood & White, Inc.	1998	Two	2026
Julie P. Doyle	61	Director	2011	Two	2026
Lydia K. Langley	60	Director	2015	Two	2026
Augustus A. Petticolas, Jr.	76	Director	2005	Two	2026
Lewis C. Addison	73	Director	2006	Three	2027

John R. Alford, Jr.	64	Director	2009	Three	2027
William C. Bryant III	60	Director	2005	Three	2027
J. Todd Scruggs	57	Director; Secretary-Treasurer of Financial, Executive Vice President and Chief Financial Officer of the Bank; Chairman of the Board of Directors of Pettyjohn, Wood & White, Inc.	2007	Three	2027

(1)As of March 25, 2025.

(2)All of the directors of Financial also serve as members of the board of directors of the Bank. For all years prior to 2004, all directorships were with the Bank only.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS MATTERS

General

The business and affairs of Financial are managed under the direction of its board of directors in accordance with the Virginia Stock Corporation Act, Financial’s articles of incorporation, and Financial’s bylaws. Members of the board of directors are kept informed of Financial’s business through discussions with management, by reviewing materials provided to them, and by participating in meetings of the board of directors and its committees.

Independence of Directors

The board of directors is comprised of a majority of directors who qualify as independent based on the definition of “independent director” as defined by Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market (“NASDAQ”). The board has determined that the following current directors and nominees of Financial are “independent” for all purposes under the foregoing criteria:

Lewis C. Addison	A. Douglas Dalton III	Phillip C. Jamerson
Julie P. Doyle	Watt R. Foster, Jr.	Thomas W. Pettyjohn, Jr.
Lydia K. Langley	Augustus A. Petticolas, Jr.	James F. Daly

The board of directors has determined that Messrs. Chapman and Scruggs do not qualify as independent directors because they currently serve as executive officers of Financial and the Bank and employees of the Bank. Mr. Bryant does not qualify as an independent director because in 2024 the Bank paid rent in excess of $200,000 to Jamesview Investments, LLC, an entity that Mr. Bryant owns. Mr. Alford does not qualify as an independent director for audit committee purposes because his law firm from time to time represents Financial and the Bank in legal matters and has accepted compensation for such service. No other persons other than those set forth above served as a director of Financial in 2024.

Director Qualifications

The board of directors believes that it is necessary for each of Financial’s directors to possess many qualities and skills. The Nominating Committee seeks candidates who possess the background, skills, and expertise to make a significant contribution to the board and to Financial and its shareholders. When searching for new candidates, the Nominating Committee considers the evolving needs of the board of directors and searches for candidates that fill any current or anticipated future gaps. Among other things, the Nominating Committee specifically considers the following:

•Business experience and expertise;

•Character;

•Particular goals and needs of Financial for additional competencies or characteristics;

•Educational background; and

•Share ownership.

The Nominating Committee also considers such other criteria as may be relevant at the time and looks for candidates that will complement the existing board composition. The Nominating Committee does not have a formal policy with respect to diversity; however, the board of directors and the Nominating Committee believe that it is essential that the board members represent diverse viewpoints and is cognizant of the benefits of a diverse membership. Based upon self-identification by each member of Financial’s Board, the diversity composition of the Board is as follows:

Board Diversity Matrix (As of April 8, 2025)
Total Directors: 13
	Female	Male
Part I: Gender Identity
Directors	2	11
Part II: Demographic Background
African American or Black	0	1
White	2	11

In considering candidates for the board of directors, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the board of directors are also considered. The Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective directors.

Our board members bring a wealth of leadership experience, community ties, and knowledge of Region 2000 to the board of directors. In considering the directors’ and director nominees’ individual experience, qualifications, attributes and skills, the board has concluded that the appropriate experience, qualifications, attributes and skills are represented on the board as a whole and on each of the board’s committees.

The board has concluded that each director and nominee possesses the personal traits and characteristics described above. Each director has demonstrated business and financial acumen, an ability to exercise sound judgment, compatibility with other directors, as well as a commitment to service to Financial and our board. In addition to the information below regarding each director’s and nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he/she should serve as a director, we also believe that all of our directors and director nominees have a reputation for integrity, honesty, and adherence to high ethical standards.

There are no family relationships among any directors, director nominees and executive officers.

Clawback Policy

Financial has adopted a clawback policy requiring recovery of excess incentive compensation received by covered executives during the three years preceding an accounting restatement. This policy applies when the Company must restate financial statements due to material non-compliance with securities law financial reporting requirements, including to correct errors that are material to previously issued statements or that would result in material misstatements if left uncorrected. Subject to limited exceptions, the board or its designated committee will administer the recovery of such excess compensation.

Anti-Hedging Policy

Pursuant to the Financial’s Trading Restriction Policy (the formal name of our insider trading policy), directors, officers, employees, and agents are prohibited from entering into hedging transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. These provisions are part of Financial’s overall program to prevent Financial’s directors, executive officers and other insiders, including the Named Executive Officers (as specified below), from trading on material non-public information.

DIRECTOR AND OFFICER BIOGRAPHICAL INFORMATION

The following discusses the backgrounds and qualifications of our director nominees and the directors continuing in office. Unless otherwise indicated, each of the following persons has held his or her present position for the last five years.

Nominees to the Board

A. Douglas Dalton III, 44, is Vice President for English Construction Company, Inc. He is a 2003 graduate of Virginia Tech and holds a bachelor’s degree in Business Management. He previously served on the Board of Directors for Boys and Girls Club of Greater Lynchburg. Mr. Dalton served on the Altavista Advisory Board for Bank of the James for several years before being appointed to Financial’s board of directors. Mr. Dalton brings business skills such as project management, knowledge of the construction industry, and knowledge of the local economy to the board.

Watt R. Foster, Jr., 65, is a native of Brookneal, Virginia. Mr. Foster is the President and Chief Executive Officer of Foster Fuels, Inc., a company engaged primarily in the sale and distribution of petroleum and propane products, and related products, as well as the provision of emergency fuel delivery throughout the United States and internationally. He is also the owner of Phelps Creek Angus Farm, a 500 head cow-calf operation located in Campbell County. Mr. Foster received a bachelor’s degree in Business Management from James Madison University. Mr. Foster is a member of the Staunton River Chapter of the Masonic Lodge. Mr. Foster provides the board with a strong knowledge of business, including the operation of wide-ranging, complex operations, and real estate purchase and development.

Phillip C. Jamerson, 66 is Vice President and Owner of Jamerson Building Supply and Jamerson Real Estate and is the past co-owner and CEO of Jamerson-Lewis Construction. Mr. Jamerson is a 1981 graduate of Virginia Tech and has a B.S. degree in Building Construction. He is currently serving on the Board of the Courtland Park Foundation and the Board of Wolfbane Theater. He was previously a member of the Board of Directors and Executive Committee of the Lynchburg Humane Society, the

Appomattox Economic Development Agency, the Region 2000 Workforce Development Board, and Patrick Henry Family Services. Mr. Jamerson provides the board with a strong knowledge of business, including real estate purchase and development as well as construction and project management.

Directors Continuing in Office

Robert R. Chapman III, 62, serves as the President of Financial and the Chief Executive Officer of the Bank. He also serves as a member of the Board of Directors of Pettyjohn, Wood & White, Inc. He has been a resident of Lynchburg for over 25 years and has been the President of Financial since January 2004, CEO of the Bank since January 2003, and served as President of the Bank from January 2003 through October 2021. Mr. Chapman was a co-organizer of Bank of the James in 1999. Previously, Mr. Chapman was Vice President and Branch Manager and a Commercial Account Manager at Crestar Bank for 15 years. Mr. Chapman is a graduate of Virginia Military Institute where he received a bachelor’s degree in Economics. Following graduation, Mr. Chapman served as First Lieutenant in the United States Army. Mr. Chapman graduated from the Stonier Graduate School of Banking. Mr. Chapman is a past President of the Lynchburg City Schools Education Foundation. He also serves on the boards of the Centra Foundation, the VMI Keydet Club, the Westminster-Canterbury Foundation and is a member of First Presbyterian Church. In addition to his extensive experience in bank administration, asset/liability management, residential and commercial real estate lending, and business and industry lending, Mr. Chapman has experience in the day-to-day management of the Bank and knowledge of its business and operations.

Dr. Augustus A. Petticolas, Jr., 76, has practiced dentistry in Lynchburg since 1976. He is a graduate of Livingstone College in Salisbury, North Carolina and holds a bachelor’s degree in English with a minor in Biological Sciences and French. He earned his Doctor of Dental Surgery degree at the University of Maryland. Dr. Petticolas is involved in numerous community endeavors and is a founding board member of the Free Clinic of Central Virginia, Inc. where he has served since 1987. He also currently serves on the board of the Virginia Health Care Foundation. He previously served on the board of Centra Health, Inc. and the Greater Lynchburg Community Foundation. He joined the board of directors of Bank of the James in 2005. He has served as President of the Virginia Board of Dentistry having been appointed by three different Governors of the State of Virginia for three terms for a total service of nine years. Dr. Petticolas brings business experience, knowledge of project management, and leadership skills to the board.

Julie P. Doyle, 61, has lived in Lynchburg since 1993. Ms. Doyle retired as President and Executive Director of The Education & Research Foundation, Inc., a clinical research site, in 2021. Prior to her experience as a small business owner, Ms. Doyle worked for many years for Honeywell and Westinghouse. Ms. Doyle holds a Bachelor of Science degree in Mechanical Engineering from the University of Notre Dame and a Master of Business Administration degree from George Washington University. Active in the community, Ms. Doyle currently serves as the Board Chair of The University of Lynchburg and is the immediate past president of the Lynchburg City Schools Education Foundation. She formerly served as the Chair of the Lynchburg City School Board, President of the Notre Dame Monogram Club and on the board of Centra Health, Inc. Ms. Doyle provides the board with executive experience, a strong financial background and good relationships within the community.

Lydia K. Langley, 60, is a Lynchburg native and retired owner of Langley Rentals for 28 years. Langley Rentals owned and managed residential rental properties, including apartments, duplexes, and single-family homes in the Lynchburg area. Ms. Langley has a B.A. from the University of Virginia and a Masters of Administration from The University of Lynchburg (formerly Lynchburg College). She served 9 years on the Planning Commission for the City of Lynchburg and was an original member of the Lynchburg Police Foundation. Ms. Langley previously served on the board of The Ellington as well as the Lynchburg Advisory Board of Bank of the James for five years before being appointed to the board of Financial. Ms. Langley provides the board with strong business knowledge, particularly related to the operation of a rental real estate business and local real estate values.

Lewis C. Addison, 73, is retired from his position as Senior Vice-President/Chief Financial Officer and Treasurer for Centra Health, Inc., where he had worked in various capacities since 1979. He holds a bachelor’s degree in Business with a major in Accounting from Virginia Tech. Mr. Addison was a Certified Public Accountant and is a Past President of the Virginia Chapter of the Healthcare Financial Management Association. From 2015 through 2023 he served as Chairman of the Board of Piedmont Community Health Plan, Inc. and former Chairman of the Industrial Development Authority of the Town of Amherst. Mr. Addison has extensive experience in complex financial matters and serves as Financial’s audit committee financial expert under SEC guidelines.

John R. Alford, Jr., 64, is a shareholder with Caskie & Frost, P.C., a law firm based in Lynchburg. In his practice, Mr. Alford provides advice to corporations and other business entities in matters of corporate law, commercial transactions, and real estate and to individual clients in matters including estate planning, estate administration, and real estate matters. He received a bachelor’s degree in Economics from the University of Virginia and a J.D. from Washington & Lee University School of Law. Prior to joining the board of directors of Financial, Mr. Alford was a member of the Bank’s Lynchburg Advisory Board. Mr. Alford is a former board member of the Greater Lynchburg Community Foundation, a former board member of Sweet Briar College, a former president and former board member of Boonsboro Country Club, a former Trustee for James River Day School and a former chairman and board member for the Alliance for Families & Children. Mr. Alford provides the board with valuable experience and perspective gained in the legal profession as well as strong business contacts.

William C. Bryant III, 60, is the President of and Auctioneer for Ted Counts Realty and Auction Company. He holds a B.S. in Business Management from LaSalle University. Mr. Bryant received a certificate in Real Estate Appraisal from the International College of Real Estate Appraisal in Columbia, Tennessee and is a graduate of the Mosley Flint School of Real Estate in Roanoke, Virginia. In addition, he is a graduate of the Mendenhall School of Auctioneering in High Point, North Carolina, and obtained CAI designation through Indiana University, the Certified Auctioneers Institute in Bloomington, Indiana. Mr. Bryant is a member of the National Association of Realtors, the Virginia Association of Realtors, the National Association of Auctioneers, and the Virginia Association of Auctioneers. He previously served on the board of the Lynchburg Regional Chamber of Commerce and serves on the Commonwealth of Virginia Auctioneers Regulator Board and is a member of the Lynchburg Board of Realtors. Mr. Bryant provides executive experience, broad ties to the business community and significant experience in valuing assets in a broad range of categories, including real estate, heavy equipment, and livestock.

J. Todd Scruggs, 57, is the Secretary-Treasurer of Financial and Executive Vice President and Chief Financial Officer of the Bank. He also serves as the Chairman of the Board of Directors of Pettyjohn, Wood & White, Inc. Mr. Scruggs was a co-organizer of the Bank and has served as its Chief Financial Officer since its formation in 1999. Prior to serving as an organizer for the Bank, Mr. Scruggs worked at Crestar Investment Group, where he was a Financial Consultant and an Investment Representative. Mr. Scruggs has a Bachelor of Science in Commerce from the University of Virginia McIntire School of Commerce. Mr. Scruggs also graduated from the University of South Carolina School of Graduate Bank Investment Management. Mr. Scruggs is Secretary of both Financial and the Bank. He currently serves on the board of the E.C. Glass Foundation, and previously served on the board of Boonsboro Country Club and was involved with the Ways to Work Program at HumanKind. Mr. Scruggs has experience in preparing and reviewing complex financial information, investment, asset/liability management, interacting with institutional investors, and regulatory matters.

Executive Officers Who Are Not Directors

The following sets forth biographical information and the business experience of each non-director Named Executive Officer of the Bank.

Michael A. Syrek, 53, was appointed President of Bank of the James in October 2021. Prior to assuming this position, Mr. Syrek served as the Executive Vice President and Chief Lending Officer since 2012. Prior to joining the Bank, Mr. Syrek served as President of SunTrust Bank for the Lynchburg, Virginia region and was also a commercial team leader where he supervised commercial relationship managers throughout central and western Virginia and West Virginia. Mr. Syrek graduated from James Madison University with a Bachelor of Science in Accounting.

Board Leadership and Risk Oversight

Robert R. Chapman III serves as Financial’s Chief Executive Officer and Thomas W. Pettyjohn, Jr., an independent director, serves as the Chairman of the Board. Financial has determined that splitting the role of Chairman of the Board and Chief Executive Officer is appropriate for Financial, because the board believes it is prudent to have an independent director set the agenda for board meetings instead of an inside director. The board feels this arrangement allows the directors to appropriately exercise their oversight role.

The board of directors is responsible for and actively involved in the oversight of risks that could affect Financial. The risks that are an inherent part of Financial’s business and operations include, but are not limited to, credit risk, market risk, operational risk, liquidity risk, interest rate risk, fiduciary risk, regulatory risk, information security risk (including cyber risk), legal risk and reputational risk. The board must have an appropriate understanding of the types of risks to which the organization is exposed, and the board must ensure that the organization’s management is fully capable, qualified and properly motivated to manage the risks arising from the organization’s business activities in a manner that is consistent with the board’s expectations. The board’s oversight is conducted primarily through committees of the board, as disclosed in the descriptions of each of the committees below, but the full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within Financial and the Bank. Likewise, management is responsible for communicating and reinforcing the compliance culture that the board has established and for implementing measures to promote the culture throughout the organization.

The Audit Committee of the board of directors is responsible for overseeing Financial’s risk management function on behalf of the board. In carrying out this responsibility, the Audit Committee works closely with Financial’s management and internal audit teams. The Audit Committee meets regularly with these individuals and receives an overview of findings from various risk management initiatives, including Financial’s enterprise risk management program, internal audits, Sarbanes-Oxley reports regarding internal controls over financial reporting and other regulatory compliance reports. The Bank’s Vice President & Audit Manager, in particular, provides a comprehensive report to the Audit Committee regarding Financial’s key risks. While the Audit Committee has primary responsibility for overseeing risk management, the entire Board of Directors is actively involved in overseeing this function for Financial through the enterprise risk management function.

Code of Ethics

Financial has adopted a code of ethics that applies to Financial’s directors, executive officers (including the principal financial officer, principal accounting officer or controller, or persons performing similar functions), and senior officers. The code of ethics has been posted under the “Investor Relations” section on Financial’s website: www.bankofthejames.bank. Any waiver or substantial amendments to the Code of Ethics applicable to our directors and executive officers also will be disclosed on our website.

The Code of Ethics is applicable to all employees. It is the Company’s policy that all employees conduct their business affairs in such a manner and with such ethics and integrity as to avoid conflicts of interest. Each employee is responsible for upholding and complying with the Code of Ethics. Potential conflicts of interest set forth in the Code include taking an action that benefits the employee and is inconsistent with the interests of Financial or taking advantage of corporate opportunities.

It is expected that all directors, officers, and other employees promote and follow the highest standards of honest and ethical conduct and to comply with all applicable laws, rules, and regulations and to adhere to all policies and procedures adopted by the Company and the Bank.

Meeting Attendance

Board and Committee Meeting Attendance

The board of directors of Financial held twelve (12) meetings during 2024. During 2024, each of the directors attended at least 75% of the meetings of the board of Financial and the committees of Financial on which they serve. In calculating attendance, Financial did not include meetings of the board of directors of the Bank or its committees.

Director Fees

Our non-employee directors serve and are compensated as both directors of Financial and the Bank. In the year ended December 31, 2024, Financial or the Bank, as applicable, paid the non-employee directors the following standard fees:

Annual Retainers

•Chairman of the Board: $12,000

•Vice Chairman of the Board: $10,000

•All Other Directors: $8,000

Annual Retainers for Committee Chairs

•Loan Committee (Bank only): $4,000

•Audit, Executive, Compliance (Bank only) Committees: $3,000

•Compensation, Nominating Committees: $2,000

Board Meeting Attendance Fees

•Chairman: $2,000 per meeting

•Vice Chairman: $1,500 per meeting

•All Other Directors: $1,000 per meeting

•If Financial & Bank board meetings occur on the same day: $1,200 total for both meetings

Committee Meeting Attendance Fees

•All Directors: $400 per meeting

•If Financial & Bank committee meetings occur on the same day: $400 total for both meetings

We pay the retainers to compensate for time spent on bank-related activities outside the normal meeting structure.

Members of the board of directors do not receive any compensation except as set forth herein. Non-employee board members are not eligible to receive awards under the 2018 Bank of the James Financial Group, Inc. Equity Incentive Plan. In 2024, total fees paid to non-employee directors were approximately $347,900.

The following table contains information regarding the compensation awarded or paid to, or earned by, Financial’s directors during the 2024 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compen-sation ($)	Total ($)
Lewis C. Addison	$ 25,000	-	-	-	$ 25,000
John R. Alford, Jr.	35,000	-	-	-	35,000
William C. Bryant III	27,400	-	-	-	27,400
Robert R. Chapman III (1)	-	-	-	-	-
A. Douglas Dalton III	20,000	-	-	-	20,000
James F. Daly	32,600	-	-	-	32,600
Julie P. Doyle	24,200	-	-	-	24,200
Watt R. Foster, Jr.	30,800	-	-	-	30,800
Phillip C. Jamerson	22,000	-	-	-	22,000
Lydia K. Langley	39,400	-	-	-	39,400
Augustus A. Petticolas, Jr.	40,500	-	-	-	40,500
Thomas W. Pettyjohn, Jr.	51,000	-	-	-	51,000
J. Todd Scruggs (1)	-	-	-	-	-
Total	$ 347,900	-	-	-	$ 347,900

(1)Messrs. Chapman and Scruggs are employee-directors and do not receive additional compensation for service on the boards of Financial or the Bank or committees thereof.

Attendance at Meetings of Shareholders

Financial encourages each member of the board of directors to attend the upcoming Annual Meeting of Shareholders. All of Financial’s directors attended the 2024 Annual Meeting of Shareholders of Financial.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. These officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish us with copies of these reports.

To the knowledge of Financial’s management, based solely upon a review of Forms 3, 4, and 5 filed with the SEC during the fiscal year ended December 31, 2024, we believe that, our directors, executive officers, and greater than 10% beneficial owners have complied with all applicable filing requirements during the fiscal year ended December 31, 2024.

COMMITTEES OF THE BOARD OF DIRECTORS OF FINANCIAL

The Board of Directors of Bank of the James Financial Group, Inc. (the “Company”) has established four standing committees to assist the Board in fulfilling its oversight responsibilities:

•Executive Committee

•Audit Committee

•Nominating Committee

•Compensation Committee

The Board of Directors of Bank of the James (the “Bank”), a wholly-owned subsidiary of the Company, maintains corresponding committees and also has additional standing committees, including a Loan Committee, an Investment Committee, and a Compliance Committee.

To clearly define the roles, responsibilities, and authority of its committees, the Board has adopted written charters for the Audit Committee, Nominating Committee, and Compensation Committee. These committee charters are available to shareholders and the public on the Investor Relations page of our website at: www.bankofthejames.bank (select “Lean More”, “Accept” and then “Governance Documents”).

If you would prefer to receive a copy via mail at no cost to you, please contact J. Todd Scruggs, Secretary of Financial.

Members of Board Committees

The following table sets forth the membership during the year ended December 31, 2024 of each of Financial’s standing committees:

Committee	Members
Audit Committee	Augustus A. Petticolas Jr. - Chair Lewis C. Addison (1) James F. Daly (2) Julie P. Doyle Phillip C. Jamerson Lydia K. Langley
Executive Committee	Thomas W. Pettyjohn Jr. – Chair (2) John R. Alford, Jr. Robert R. Chapman III James F. Daly (2) Watt R. Foster, Jr. Lydia K. Langley Augustus A. Petticolas Jr.
Nominating Committee	Watt R. Foster, Jr. - Chair Lewis C. Addison Augustus A. Petticolas Jr.
Compensation Committee	Thomas W. Pettyjohn Jr. – Chair (2) Lewis C. Addison James F. Daly (2) Lydia K. Langley

(1)Audit Committee Financial Expert

(2)Retiring from board of directors effective at the conclusion of the Annual Meeting

Executive Committee

The Executive Committee reviews extraordinary confidential issues and serves as a forum for discussing executive decisions. The Executive Committee has all the powers of the board in the management and the conduct of the business and affairs of Financial in the intervals between meetings of the full board, except that the Executive Committee may not increase the number of directors, fill vacancies on the board, remove directors, approve an amendment to the articles of incorporation or bylaws, approve a plan of merger or consolidation, or take other actions that cannot by law be delegated by the board. For the year ended December 31, 2024, the Executive Committee of Financial had twelve (12) meetings.

Audit Committee

Financial’s Audit Committee has been established in accordance with §3(a)(58)(A) of the Securities Exchange Act. The Audit Committee reviews and approves compliance policies and procedures and assists and monitors general audits performed by federal and state agencies. The Audit

Committee is responsible for the selection and recommendation of the independent accounting firm for the annual audit. The Audit Committee of Financial reviews and accepts the reports of Financial’s independent auditors, internal auditors, and federal and state examiners. As part of its oversight of Financial’s financial statements, the Audit Committee reviews and discusses with management and Financial’s independent registered public accountants, all annual and quarterly financial statements and disclosures prior to their issuance. As discussed in “Board Leadership and Risk Oversight” above, the Audit Committee is also responsible for overseeing Financial’s risk management function on behalf of the board.

In addition, the Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of Financial’s internal and disclosure control structure. As part of this process, the Audit Committee continues to monitor the scope and adequacy of Financial’s internal auditing program. In addition, the Audit Committee is the appropriate body to receive, review, and investigate, as appropriate, certain complaints, including those from whistleblowers. For the year ended December 31, 2024, the Audit Committee of Financial had four (4) meetings.

Financial’s board has determined that Lewis C. Addison is an “Audit Committee Financial Expert” as that term is defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

The board has determined that Mr. Addison and each other member of the Audit Committee qualify as independent based on the definition of “independent director” under the applicable NASDAQ rules and applicable Securities and Exchange Commission regulations. Each member of the Audit Committee is able to read and understand financial statements, including Financial’s balance sheet, income statement, and cash flow statement.

Nominating Committee

The Nominating Committee reviews and recommends candidates for nomination to the board for expiring/expired or otherwise vacant seats. For the year ended December 31, 2024 the Nominating Committee had one (1) meeting.

All members of the Nominating Committee are independent based on the definition of “independent director” under the applicable NASDAQ rules and applicable Securities and Exchange Commission regulations. Currently, Financial does not have a formal process by which to consider candidates recommended by shareholders. Financial believes that because of the current operating environment, it is critical for the board of directors to be comprised of individuals with the types of expertise and scope currently represented on the board and that the Nominating Committee is best positioned to identify such individuals. As discussed above, the Nominating Committee considers all candidates based on the criteria set forth under “Director Qualifications,” including share ownership, business experience and expertise, character, particular goals and needs of Financial for additional competencies or characteristics, educational background, and board experience in evaluating potential nominees.

Compensation Committee

The Compensation Committees of Financial and the Bank, as applicable, review, recommend, and approve compensation for its employees. Each member of the Compensation Committee is an “independent director” under the applicable NASDAQ rules and applicable Securities and Exchange Commission regulations. For the year ended December 31, 2024, the Compensation Committee of the

Bank had two (2) meetings, but because Financial does not have any employees and does not compensate its officers directly, the Compensation Committee of Financial did not meet.

CERTAIN BENEFICIAL OWNERS

To the knowledge of Financial’s management, based solely on our review of Schedules 13-F and/or 13-G filed with the SEC, as of the Record Date, the following person was the only shareholder known to the Company to beneficially own more than 5% of Financial's outstanding Common Stock:

Name and Address of Individual or Identity of Group	Amount and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding
Pettyjohn, Wood & White, Inc. 1925 Atherholt Road Lynchburg, VA 24501	261,932(1)	5.77%

(1) Shares beneficially owned as investment-advisor.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of March 25, 2025 regarding the number of shares of Common Stock of Financial beneficially owned by (1) each director, (2) each Named Executive Officer, and (3) directors and Named Executive Officers as a group. The address of each director and executive officer is c/o Bank of the James Financial Group, Inc., 828 Main Street, Lynchburg, VA 24504.

	(1)	(2)
Name	Common Stock Owned Beneficially (#) (1)	Percentage of Class (%) (2)
Lewis C. Addison, Director	18,647	*
John R. Alford, Jr. (3), Director	25,000	*
William C. Bryant III (4), Director	65,874	1.45
Robert R. Chapman III, Director, CEO of the Bank	120,057	2.64
A. Douglas Dalton III, Director	11,353	*
James F. Daly (5), Director	128,234	2.82
Julie P. Doyle (6), Director	18,203	*
Watt R. Foster, Jr., Director	125,913	2.77
Phillip C. Jamerson, Director	15,487	*
Lydia K. Langley, Director	101,370	2.23
Augustus A. Petticolas, Jr., Director	2,560	*
Thomas W. Pettyjohn, Jr. (7), Director	17,995	*
J. Todd Scruggs (8), Director, Secretary, EVP and CFO of the Bank	33,151	*

Michael A. Syrek, President of the Bank (9)	14,650	*
Officers and Directors as a group (10)	698,494	15.37

*Less than 1%

(1)For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days (“presently exercisable”). Beneficial ownership also includes any shares held in the name of an individual’s spouse, minor children or other relatives living in the individual’s home.

(2)The ownership percentage of each individual is calculated based on the total of 4,543,338 shares, which is comprised of shares of common stock that were outstanding as of March 25, 2025, plus the number of shares that are presently exercisable. Shares of common stock that are presently exercisable are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by any person or group, but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(3)Includes beneficial ownership of 3,310 shares held by Mr. Alford’s wife.

(4)Includes beneficial ownership of 65,874 shares held by Mr. Bryant and his wife as joint tenants.

(5)Includes beneficial ownership of 42,467 shares held in a revocable trust of which Mr. Daly and his wife are co-trustees and 82,500 shares owned by Daly Group, LLC of which Mr. Daly is a member.

(6)Includes beneficial ownership of 5,200 shares owned by Ms. Doyle’s husband’s revocable trust, 2,050 shares owned by an entity owned by Ms. Doyle’s husband and 1,100 shares owned by Ms. Doyle’s husband.

(7)Includes 770 shares owned by Mr. Pettyjohn’s wife.

(8)Includes 158 shares owned by Mr. Scruggs’ wife.

(9)Includes 1,000 share owned jointly by Mr. Syrek and his wife and 1,650 shares owned by Mr. Syrek’s wife.

(10)See notes 1 through 9.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

The Compensation Committees of Financial and the Bank are tasked with reviewing officer and employee compensation and employee benefit plan and recommends to the Board of Directors changes to base compensation, as well as the amount of any bonus to be awarded.The Compensation Committee also approves awards under the 2018 Bank of the James Financial Group, Inc. Equity Incentive Plan. Each Compensation Committee’s membership is determined by the board of the respective company that such Compensation Committee serves.

The Compensation Committees review and approve the goals of Financial and the Bank, as applicable, relevant to compensation, evaluate the performance of the President of Financial and the Chief Executive Officer of the Bank in light of these goals, and make a recommendation on the President of Financial and the Chief Executive Officer of the Bank’s compensation, including equity or other compensation, to the respective full board of directors which determines the appropriate compensation for the following year.

The compensation of senior management, including the Named Executive Officers, is a mix of i) base salary; ii) 401(k) contributions; iii), insurance, and health benefits; iv) for certain members of senior management, commissions on loan and investment sales; v) discretionary bonuses, and vi) for certain members of senior management, participation in a Salary Continuation Plan.

The primary objective of our compensation programs is to provide competitive compensation to attract, retain, and motivate qualified employees who will contribute to the long-term success of Financial and its subsidiaries. Compensation is designed to be competitive with the Bank’s peers and to enhance long-term value to Financial’s shareholders. In furtherance of this objective, the Compensation Committees regularly evaluate the compensation provided to the Bank’s executive officers to ensure that it remains competitive in relation to the compensation paid to similarly situated executive officers at other financial institutions of comparable size and performance. In addition, Financial endeavors to ensure that the compensation provided to Financial’s and its subsidiaries’ executive officers is internally equitable based upon the skill requirements and responsibilities associated with each executive position. Financial does not believe that the current compensation structure incentivizes any employee to take undue risk.

Base Salary. The base salary of senior management is determined by the Chief Executive Officer with direction from the Bank’s Compensation Committee, while staying within the targeted overall compensation budgeted by the Bank. The base salaries of the Named Executive Officers are reviewed by the Bank’s Compensation Committee annually as well as at the time of any promotion or significant change in job responsibilities. The committee reviews performance of senior management and peer group data to establish a market-competitive executive base salary program. Base salary income for each Named Executive Officer for calendar year 2024 is reported in “Salary” column of the Summary Compensation Table, which appears following this Compensation Overview.

Employee 401(k) Savings Plan. The Company sponsors a 401(k) savings plan under which eligible employees, including executive officers, may defer a portion of their salary, subject to certain IRS limits. In 2024, all executive officers participated in the 401(k) plan and each received all eligible matching contributions under the amended plan. The Company’s contribution to this plan on behalf of each named executive is disclosed in the “Summary Compensation Table” below.

Group Life, Health and Disability Benefits. The Company provides healthcare, life and disability insurance and other employee benefits programs to its employees, including its executive officers.

Salary Continuation Plan. The Salary Continuation Plan for each Named Executive Officer is described under “Executive Compensation Arrangements - Salary Continuation Agreements” below. The Company’s expense related to the plan on behalf of each named executive is disclosed in the “Summary Compensation Table” below.

Discretionary Performance Bonuses. Neither Financial nor the Bank adopted an executive bonus plan for 2024 and bonuses paid to employees, including management; consequently, bonuses were discretionary and based on individual and company performance.

In 2023, the Compensation Committee of the Bank engaged Pearl Meyer as an independent compensation consultant to advise on executive compensation matters. In 2023 Pearl Meyer assisted the Committee with benchmarking executive compensation and developing a proposed bonus matrix for senior management. Pearl Meyer did not provide any services to the Company or the Compensation Committee in 2024 or 2025. The Compensation Committee continues to reference Pearl Meyer’s 2023 benchmarking analysis and bonus matrix as tools for determining compensation and discretionary bonuses for senior management in 2024. This bonus matrix serves only as guidance and has not been formally adopted. All bonuses awarded remain entirely at the Committee’s discretion.

The compensation committee approved all services provided by Pearl Meyer. Consistent with NASDAQ Rule 5605(d)(3), the Compensation Committee assessed Pearl Meyer’s independence in 2024, considering all relevant factors, including any potential relationships or services that could present a conflict of interest. Following this review, the Committee determined that no conflicts of interest existed with respect to Pearl Meyer’s engagement.

The officers of Financial presently are serving without compensation from Financial. They are, however, compensated by the Bank for services rendered as officers of the Bank. The table below summarizes certain information with respect to compensation paid by the Bank to certain employees of the Bank who performed policy-making duties for Financial for services rendered in the fiscal year ended December 31, 2024.

Summary Compensation Table—2024

	Annual Compensation			Long Term Compensation		Total ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards Options/ SARS (#)	All Other Compen-sation ($)

Robert R. Chapman III (1) President of Financial and CEO of the Bank	2024	400,555	150,000	-	191,198	741,753
	2023	340,898	115,000	-	108,258	564,156

J. Todd Scruggs (2) Secretary-Treasurer of Financial and EVP and CFO of the Bank	2024	321,518	125,000	-	66,405	512,923
	2023	301,894	100,000	-	72,566	474,560

Michael A. Syrek (3), President of the Bank	2024	312,499	125,000	-	73,506	511,005
	2023	294,819	100,000	-	126,344	521,154

(1)“All Other Compensation” consists entirely of matching contributions made under the Bank’s 401(k) plan and life insurance premiums, and $178,503 and $96,611 expensed by the Bank under Mr. Chapman’s Salary Continuation Agreement in 2024 and 2023, respectively.

(2)“All Other Compensation” consists entirely of matching contributions made under the Bank’s 401(k) plan and life insurance premiums, and $52,931 and $58,284 expensed by the Bank under Mr. Scruggs’ Salary Continuation Agreement in 2024 and 2023, respectively.

(3)“All Other Compensation” consists entirely of matching contributions made under the Bank’s 401(k) plan and life insurance premiums, and $60,408 and $113,971 expensed by the Bank under Mr. Syrek’s Salary Continuation Agreement in 2024 and 2023, respectively.

Option Grant Policies and Practices Disclosure

Overview

In 2018, Financial adopted the 2018 Bank of the James Financial Group, Inc. Equity Incentive Plan (the “Equity Incentive Plan”). Although the Equity Incentive Plan authorizes the issuance of options to key employees, the Company has not granted options under the Equity Incentive Plan and does not anticipate doing so in the next twelve months. Nevertheless, the Company maintains policies and practices to ensure that any future awards comply with legal and regulatory requirements and are granted only when the Company is not in possession of material nonpublic information (“MNPI”).

Timing of Stock Option Grants

•The Compensation Committee of the Board of Directors oversees the approval and timing of all stock option grants.

•The Company has a policy requiring that all options be granted only when the Company’s trading window is open, thereby ensuring that awards are not influenced by MNPI.

Determination of Exercise Price

•The exercise price of stock options is set at no less than the closing price of the Company’s common stock as reported on the Nasdaq Stock Market on the grant date.

•This practice ensures that options are issued at fair market value, as required by the terms of the Company’s Equity Incentive Plan.

Approval Process

•Stock option grants to executives and employees are recommended by management and subject to review and approval by the Compensation Committee.

•Grants to directors and named executive officers require additional approval by the full Board of Directors.

•All grants are documented in official meeting minutes, and any deviations from established policies must be accompanied by a detailed explanation.

Mitigation of Risks Related to MNPI

•To prevent the improper use of MNPI, all stock option grants are awarded only during an open trading window.

•This policy ensures that grants occur when the Company does not possess MNPI, mitigating regulatory and reputational risks.

Outstanding Equity Awards at Fiscal Year End

Financial did not make any awards under the Equity Incentive Plan in 2024. The Named Executive Officers have no outstanding equity awards.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information concerning Financial’s equity compensation plans on December 31, 2024. All figures have been adjusted to reflect all stock dividends declared by Financial.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Option, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in First Column)
Equity compensation plans approved by shareholders -
2018 Bank of the James Financial Group, Inc. Equity Incentive Plan (1)	-	N/A	248,049
2018 Bank of the James Financial Group, Inc. Employee Stock Purchase Plan (2)	-	N/A	236,961
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	-	N/A	485,010

(1)Shares available to be granted under the Equity Incentive Plan as of December 31, 2024, in the form of stock options, restricted stock, restricted stock units, and performance units. The number of shares remaining available for future issuance has been adjusted to reflect a 10% stock dividend paid on July 9, 2021.

(2)Shares remaining for issuance under the Employee Stock Purchase Plan (“ESPP”) as of December 31, 2024. To date, all shares have been purchased in the open market at market price using payroll deductions. Consequently, as currently administered the shares under the ESPP have no exercise price. The number of shares remaining available for future issuance has been adjusted to reflect a 10% stock dividend paid on July 9, 2021.

Executive Compensation Arrangements

Employment Agreements

None of our Named Executive Officers have employment agreements. Information with respect to the payment upon change of control is set forth under “Salary Continuation Agreements” below.

Salary Continuation Agreements

The Bank entered into Salary Continuation Agreements on August 6, 2009 with each of Robert R. Chapman III, CEO of the Bank and J. Todd Scruggs, Executive Vice President and Chief Financial

Officer and entered into a Salary Continuation Agreement with Michael A Syrek, President of the Bank on January 27, 2013 (the foregoing individually are collectively referred to as the “Named Executive Officers” or “NEOs”).

To account for changes in compensation and other terms of employment, the parties have amended each of the Salary Continuation Agreements. The first amendment (the “First Amendment to the Salary Continuation Agreement”) was effective October 1, 2016 and the second amendment (for all except Mr. Chapman) (the “Second Amendment to the Salary Continuation Agreement”) was effective January 1, 2023.

The First and Second Amended Salary Continuation Agreements provide each of the Named Executive Officers with increased Supplemental Benefits, as summarized below.

The payments due under the Salary Continuation Agreements, as amended, are funded by bank-owned life insurance.

Robert R. Chapman III. Mr. Chapman’s Salary Continuation Agreement, as amended, provides for a lump sum payment of $2,315,177 payable within 90 days following Mr. Chapman’s normal retirement date at age 65 or the date of his death if he is employed by the Bank at the time of his death.

If Mr. Chapman’s employment terminates prior to his reaching age 65 other than for cause, death, disability, or change in control, Mr. Chapman shall be paid a lump sum equal to the Early Termination benefit set forth on Schedule A of the First Amended Salary Continuation Agreement for the applicable plan year immediately preceding such termination date. This amount is payable within 90 days following the date on which his employment terminates.

If Mr. Chapman becomes disabled prior to his reaching age 65, he shall receive a lump sum payment equal to the Disability benefit set forth on Schedule A of the First Amended Salary Continuation Agreement for the applicable plan year immediately preceding his disability. This amount shall be paid within 90 days following the date on which Mr. Chapman reaches age 65.

If Mr. Chapman’s employment with the Bank terminates within 24 months following a Change in Control (as defined in the initial Salary Continuation Agreement), Mr. Chapman shall be paid a lump sum equal to the Change in Control benefit set forth on Schedule A of the Second Amended Salary Continuation Agreement for the applicable plan year immediately preceding such termination date. Assuming that such termination occurred on December 31, 2024, that amount would have been $2,539,153. Any change in control payment is to be made within 90 days of the date on which Mr. Chapman’s employment terminates.

J. Todd Scruggs. Mr. Scruggs’ Salary Continuation Agreement, as amended, provides for annual payments of $185,112 payable in equal monthly installments for 15 years beginning within 90 days following Mr. Scruggs’ normal retirement date at age 65 or the date of his death if he is employed by the Bank at the time of his death.

If Mr. Scruggs’ employment terminates prior to his reaching age 65 other than for cause, death, disability, or change in control, Mr. Scruggs shall be paid a lump sum equal to the Early Termination benefit set forth on Schedule A of the First Amended Salary Continuation Agreement for the applicable plan year immediately preceding such termination date. This amount is payable within 90 days following the date on which his employment terminates.

If Mr. Scruggs becomes disabled prior to his reaching age 65, he shall receive a lump sum payment equal to the Disability benefit set forth on Schedule A of the First Amended Salary Continuation Agreement for the applicable plan year immediately preceding his disability. This amount shall be paid within 90 days following the date on which Mr. Scruggs reaches age 65.

If Mr. Scruggs’ employment with the Bank terminates within 24 months following a Change in Control (as defined in the initial Salary Continuation Agreement), Mr. Scruggs shall be paid a lump sum equal to the Change in Control benefit set forth on Schedule A of the First Amended Salary Continuation Agreement for the applicable plan year immediately preceding such termination date. Assuming that such termination occurred on December 31, 2024, that amount would have been $1,662,148. Any change of control payment is to be made within 90 days of the date on which Mr. Scruggs’ employment terminates.

Michael A. Syrek. Mr. Syrek’s Salary Continuation Agreement, as amended, provides for a lump sum payment of $1,488,393 payable within 90 days following Mr. Syrek’s normal retirement date at age 65 or the date of his death if he is employed by the Bank at the time of his death. In addition, under the Plan, Mr. Syrek will be paid $65,281 annually (payable in monthly installments) for 15 years.

If Mr. Syrek’s employment terminates prior to his reaching age 65 other than for cause, death, disability, or change in control, Mr. Syrek shall be paid a lump sum equal to the Early Termination benefit set forth on Schedule A of the First Amended Salary Continuation Agreement and the annual payment set forth in Schedule A of his Second Amendment to the Salary Continuation Agreement. The lump sum is payable and the monthly payments begin within 90 days following the date on which his employment terminates.

If Mr. Syrek becomes disabled prior to his reaching age 65, he shall receive a lump sum payment equal to the sum of the Disability benefits set forth on Schedule A of the Salary Continuation Agreement and the Second Amendment for the applicable plan year immediately preceding his disability. This amount shall be paid within 90 days following the date on which Mr. Syrek reaches age 65.

If Mr. Syrek’s employment with the Bank terminates within 24 months following a Change in Control (as defined in the initial Salary Continuation Agreement), Mr. Syrek shall be paid a lump sum equal to the Change in Control benefit set forth on Schedule A of the First Amended Salary Continuation Agreement for the applicable plan year immediately preceding such termination date. Assuming that a change in control occurred on December 31, 2024, that amount would have been $932,635. Any change of control payment is to be made within 90 days of the date on which Mr. Syrek’s employment terminates. In addition, under his Second Amendment to the Salary Continuation Plan, Mr. Syrek will be paid $41,037 annually (payable in monthly installments) for 15 years.

Potential Payments Upon Retirement, Termination Change in Control

Except for payments under the Salary Continuation Plans, we do not have any agreement for payments upon retirement, termination, or change in control with any of the Named Executive Officers. Under the Salary Continuation Plans, each participant is entitled to the change in control benefit described above.

Pay Versus Performance

The following table presents certain information regarding compensation paid and certain financial measures for the years ended December 31, 2024, 2023, and 2022 for the PEO and other NEOs, as disclosed in the Summary Compensation table above.

Pay-Versus-Performance Table
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO($)(3)	Average Summary Compensation table total for Non-PEO NEOs($)(2)	Average Compensation Actually Paid to Non-PEO NEOs($)(3)	Value of Initial Fixed Investment Based on Total Shareholder Return($) (4)	Net Income($)(5) (000’s)
2024	741,753	741,753	511,964	511,964	135.58	7,994
2023	564,156	564,156	497,857	497,857	105.29	8,704
2022	617,413	617,413	457,207	457,207	79.11	8,959

(1)Robert R. Chapman III was the Registrant’s Principal Executive Officer (PEO) for each of the 2023 and 2022 fiscal years.

(2) For the 2022 fiscal year, the Registrant’s Non PEO NEOs were J. Todd Scruggs, Michael A. Syrek, and Harry P. Umberger and for the 2023 fiscal year, the Registrant’s Non PEO NEOs were J. Todd Scruggs and Michael A. Syrek. In 2022, the compensation actually paid to Mr. Umberger was $384,616.

(3)No adjustments were required by Item 402(v) of Regulation S-K to total compensation for either 2024. 2023, or 2022 in determining compensation actually paid.

(4)In our 2024 proxy statement, due to an administrative error involving incorrect stock price data, we inadvertently reported our Total Shareholder Return (TSR) for 2022. We corrected the error and the correct number is reported above. This error was confined solely to the TSR disclosure and did not influence executive compensation decisions or other disclosures, as the Compensation Committee reviewed and utilized accurate data in their evaluations. We have implemented additional controls to prevent similar mistakes in the future.

(5)As reported on Registrant’s Consolidated Statements of Income for the applicable fiscal reporting year, as provided under Part II Item 8 of Registrant’s Annual Report on Form 10-K.

As set forth in the following tables, there were no equity award adjustments for either the PEO or the non-PEO NEOs.

			Equity Award Adjustments
Year	Summary compensation table total for PEO ($)	Reported Value of Granted Equity Awards ($)	Year end fair value of outstanding and unvested equity awards granted in the year ($)	Change in fair value of outstanding and unvested equity awards granted in prior years ($)	Compensation actually paid to PEO ($)
2024	741,753	-	N/A	N/A	741,753
2023	564,156	-	N/A	N/A	564,156
2022	617,413	-	N/A	N/A	617,413

			Equity Award Adjustments
Year	Summary compensation table total for Non-PEO NEOs ($) (1)	Reported Value of Granted Equity Awards ($)	Year end fair value of outstanding and unvested equity awards granted in the year ($)	Change in fair value of outstanding and unvested equity awards granted in prior years ($)	Compensation actually paid to Non-PEO NEOs ($)
2024	511,964	-	N/A	N/A	511,964
2023	497,857	-	N/A	N/A	497,857
2022	457,207	-	N/A	N/A	457,207

(1)For the 2022 fiscal year, the Registrant’s Non PEO NEOs were J. Todd Scruggs, Michael A. Syrek, and Harry P. Umberger and for the 2023 and 2024 fiscal years, the Registrant’s Non PEO NEOs were J. Todd Scruggs and Michael A. Syrek. In 2022, the compensation actually paid to Mr. Umberger was $384,616.

Under our 2018 Equity Incentive Plan, financial performance goals are established by the Compensation Committee and the Board of Directors in connection with certain grants. Because we made no grants in 2022, 2023, or 2024, no goals were established in those years. Compensation “actually paid” equals the amounts set forth in the Summary Compensation Table above, as no equity or other adjustments per Item 402(v) applied.

Relationship Between Pay and Performance

From 2022 to 2023, cumulative total shareholder return increased by 5.29% and net income decreased by $255,000 or 2.85%. From 2023 to 2024, the total shareholder return increased by 29.96% and net income decreased by $760,000 or 8.16% and net income decreased by $255,000 or 8.73%.

Compensation actually paid to the PEO from 2022 to 2023 decreased by $53,257, or 8.63%, and from 2023 to 2024 increased by $177,597 or 31.48%. The decrease in the PEO’s compensation from 2022 to 2023 was due to a decrease in the PEO’s discretionary bonus. The increase from 2023 to 2024 was due to an increase in PEO’s base compensation to bring the PEO’s compensation closer to market standards, an increase in discretionary bonus, and an increase in “All Other Compensation,” primarily the amount expensed under salary continuation agreements.

Compensation actually paid to the other NEOs from 2022 to 2023 increased by $40,600, or 8.89%, and from 2023 to 2024 increased by $14,157 or 2.84%. The change from 2022 to 2023 was driven by an increase in All Other Compensation, primarily the amount expensed under salary continuation agreements, although the non-PEO NEOs received smaller discretionary bonuses in 2023 as compared to 2022. Compensation increased primarily due to a change in the composition of the NEOs as noted in the tables above. The increase from 2023 to 2024 was due in large part to increases in base salary and increases in discretionary bonuses, and was partially offset by a reduction in “All Other Compensation,” primarily the amount expensed under salary continuation agreements.

The following graphs illustrate the relationship during 2022, 2023, and 2024 between compensation actually paid to our PEO and other NEOs and total shareholder return (“TSR”).

   .

The following graphs illustrate the relationship during 2022, 2023, and 2024 between compensation actually paid to our PEO and other NEOs and net income (in thousands).

TRANSACTIONS WITH RELATED PARTIES

Loans and Extensions of Credit. Financial maintains written policies and procedures to strictly control all loans to insiders in accordance with Federal law, specifically Regulation O (12 CFR Part 215). Insiders include any executive officer, director, or principal shareholder and entities which such persons’ control. Some of the directors and officers of Financial and the Bank are at present, as in the past, customers of the Bank, and the Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders, and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2024 and 2023, the total outstanding loans to directors and officers and their related parties, including loans guaranteed by such persons, aggregated $10,380,000 and $9,904,000 respectively. None of these loans or other extensions of credit are disclosed as nonaccrual, past due, restructured, or potential problem loans.

Other Transactions. In October 2003, the Bank entered into an original lease agreement (the “Original Lease”) for approximately 29,623 square feet of office space at 828 Main Street, Lynchburg, Virginia. The property is owned by Jamesview Investments, LLC (“Jamesview”), a Virginia limited liability company owned by director William C. Bryant III. On March 5, 2021, Jamesview executed an Amended and Restated Deed of Lease (“Amended and Restated Lease”), effective retroactively to June 1, 2019, aligning with the date from which both parties had been performing under its terms. This amendment was approved in accordance with the related party transaction approval process.

The Amended and Restated Lease replaced the Original Lease entirely, with an initial term from June 1, 2019, to July 31, 2024. The Bank exercised the first renewal option, extending the term through July 31, 2029. The Bank retains two additional five-year renewal options. Currently, the Bank leases approximately 32,400 square feet under this agreement. During the first renewal term, monthly rent installments are approximately $39,000 (subject to variation based on parking space usage) plus an additional fee for security. Total rent payments to Jamesview during 2024 amounted to approximately $415,000.

In 2020, Financial issued $10,050,000 in unregistered debt securities (the “2020 Notes”) to accredited investors in a private placement. The 2020 Notes bear interest at the rate of 3.25% per year with interest payable quarterly in arrears. One member of the board purchased $100,000 of the 2020 Notes and received approximately $3,250 in interest payments during 2024. One board member’s immediate family members purchased an aggregate of $400,000 of 2020 Notes and during 2024 received approximately $13,000 in interest payments from the 2020 Notes. The related parties above purchased the 2020 Notes on the same terms as all other purchasers of the 2020 Notes.

Approval Process for Related Party Transactions. The disinterested members of the board of directors review all related party transactions for potential conflicts of interest. The board of directors must approve all related party transactions and such transactions must be on terms not less favorable to Financial or the Bank than those that prevail in arms-length transactions with third parties. Related party transactions are those involving Financial and the Bank which are required to be disclosed pursuant to SEC Regulation S-K, Item 404.

There are no legal proceedings to which any director, officer, principal shareholder, or associate is a party that would be material and adverse to the Bank.

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of six directors, each of whom qualifies as independent under Nasdaq listing standards, SEC regulations, and Exchange Act Rule 10A-3. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. The Committee reviews and updates this charter annually to ensure compliance with applicable regulatory requirements.

Management is responsible for establishing and maintaining the Company’s internal control over financial reporting, preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP), ensuring compliance with applicable laws and regulations, and upholding ethical business standards. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing an audit report thereon. The Audit Committee oversees these processes on behalf of the Board of Directors.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged for the purpose of issuing an audit report and performing other audit, review, or attestation services for the Company. The Audit Committee also monitors and oversees the accounting and financial reporting processes of the Company on behalf of the Board of Directors.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Financial for the fiscal year ended December 31, 2024, with management and Elliott Davis, (“Elliott Davis”), the Company’s independent registered public accounting firm. These discussions included matters required by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and applicable SEC regulations.

Elliott Davis provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence. Elliott Davis also discussed with the Audit Committee the firm’s independence from Financial, the Bank, and their management. The audit committee concluded that Elliott Davis remains independent.

Based on the discussions with management and Elliott Davis, the Audit Committee’s review of the representations of management, and the report of Elliott Davis, the Audit Committee unanimously recommended to the board of directors that the audited financial statements be included in Financial’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2024.

Submitted by the Audit Committee of Financial’s board of directors.

Augustus A. Petticolas, Jr. - Chair

Lewis C. Addison

James F. Daly

Julie P. Doyle

Lydia K. Langley

Phillip C. Jamerson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Yount, Hyde & Barbour, P.C. (“YHB”) served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2023. For the fiscal year ending December 31, 2024, the Audit Committee engaged Elliott Davis (“Elliott Davis”) as the Company’s independent registered public accounting firm.

Representatives of Elliott Davis are expected participate virtually at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire and will be available to respond to shareholder questions.

The Audit Committee’s decision to appoint Elliott Davis did not result from any disagreements with YHB regarding accounting principles or practices, financial statement disclosure, or auditing scope or procedures. Further, there were no reportable events or disagreements, as described under Item 304(a)(1)(iv) and (v) of Regulation S-K, during the fiscal year ended December 31, 2023, and through the date Elliott Davis was engaged.

Elliott Davis has confirmed to the Company that neither the firm nor any of its members has any direct financial interest or material indirect financial interest in the Company or the Bank, and that Elliott Davis does not hold any position with respect to the Company or the Bank as a promoter, underwriter, voting trustee, director, officer, or employee.

Fees Paid to Independent Auditors for 2024 and 2023 Fiscal Years

For the fiscal year ended December 31, 2023, YHB audited the financial statements included in Financial’s Annual Report on Form 10-K, reviewed Financial’s quarterly reports on Form 10-Q, and provided certain tax services, including tax compliance, tax advice, and tax planning. For the fiscal year ending December 31, 2024, Elliott Davis was appointed as Financial’s independent registered public accounting firm and performed audit and review services related to Financial’s SEC filings.

The following table presents the aggregate fees paid or to be paid by Financial and the Bank for professional services rendered by YHB in 2023 and Elliott Davis in 2024:

	2024 (Elliott Davis)	2023 (YHB)
Audit Fees (1)	$ 186,550	$ 106,200
Audit Related Fees (2)	-	11,000
Tax Fees (3)	-	8,000
Total	$ 186,550	$ 125,200

(1)Audit fees: Consist of audit and review services and review of documents filed with the SEC.

(2)Audit-related fees: Consist of the audit of the Bank’s 401(k) plan.

(3)Tax fees: Consist of federal and state income tax return preparation and related matters.

Audit Related Fees

The fees for audit related services was $11,000 in 2023 (YHB) and $0 in 2024 (Elliott Davis).

All Other Fees

Other than the fees set forth above, a) YHB did not bill Financial or the Bank for any other fees during 2023; and b) Elliott Davis did not bill Financial or the Bank for any other fees during 2024.

Audit Committee Pre-Approval Policies and Procedures

It is the policy of the Audit Committee that Financial’s independent auditor may provide only those services that have been pre-approved by the Audit Committee. The Audit Committee has established a policy requiring pre-approval of all audit, audit-related, and permissible non-audit services provided by the Company’s independent auditors. Under this policy, any service provided by the independent auditor must be specifically approved in advance by the Audit Committee unless it falls within categories of services that have received general pre-approval.

General pre-approval applies to routine audit-related services and certain permissible non-audit services that have been specifically identified and approved by the Audit Committee in advance. Services that do not qualify for general pre-approval must receive specific approval from the Audit Committee prior to engagement. Requests for specific pre-approval must be submitted jointly by the independent auditor and the Company’s principal accounting officer, accompanied by a joint statement outlining the nature of the services and affirming that the services will not impair the auditor’s independence in relation to the Company.

All services provided by YHB during 2023 and by Elliott Davis during 2024 were pre-approved by the Audit Committee.

The Audit Committee reviews and pre-approves permissible services annually and revises general pre-approval as necessary throughout the year.

The board of directors recommends that the shareholders vote “FOR” the nominees for election as directors of Bank of the James Financial Group, Inc.

PROPOSAL TWO - RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Elliott Davis as the Company’s independent auditors for the fiscal year ending December 31, 2025. Although shareholder ratification of this appointment is not legally required, the Board considers it a matter of good corporate governance to request shareholder ratification of this selection.

If shareholders do not ratify the appointment of Elliott Davis, the Audit Committee will reconsider whether to retain the firm or to engage other auditors. Even if the appointment is ratified, the Audit Committee retains discretion to appoint different auditors at any time if circumstances warrant a change.

Representatives of Elliott Davis will be present virtually at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to shareholder questions during the meeting.

The board of directors recommends that the shareholders vote “FOR” the ratification of the appointment of Elliott Davis as independent auditors for the fiscal year ending December 31, 2025.

PROPOSAL THREE - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (“SAY ON PAY”)

As described in detail under the section entitled “Executive Officer Compensation”, the Company is committed to a compensation philosophy designed to attract, motivate, and retain talented executives and to align executive interests closely with the long-term interests of our shareholders. We encourage shareholders to carefully review the compensation discussion provided in this Proxy Statement.

As required by Section 14A of the Securities Exchange Act of 1934, shareholders will be asked at the Annual Meeting to approve, on an advisory and non-binding basis, the following resolution:

RESOLVED, that the shareholders of Bank of the James Financial Group, Inc. approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

This advisory vote, commonly known as a “say-on-pay” vote, is held annually. Although this vote is non-binding, the Board of Directors and the Compensation Committee greatly value shareholder feedback regarding executive compensation. The Board of Directors and the Compensation Committee will review and carefully consider the results of this advisory vote when evaluating the Company’s executive compensation policies and practices in the future. The board of directors recommends that the shareholders vote “FOR” the approval of the non-binding resolution on executive compensation.

DATE OF RECEIPT OF SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Shareholder proposals intended for inclusion in Financial’s proxy statement and proxy card for the 2026 Annual Meeting of Shareholders must be received by Financial at its principal executive office no later than January 1, 2026. Proposals received by this deadline and meeting all requirements of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered for inclusion in the proxy materials. Shareholders are encouraged to submit their proposals by certified mail, return receipt requested, to ensure timely receipt.

COMMUNICATIONS WITH MEMBERS OF THE BOARD

Shareholders may communicate with the board of directors by mailing written communications to the attention of J. Todd Scruggs, Secretary to the board of directors, at the principal office of Financial at 828 Main Street, Lynchburg, VA 24504. All such communications are reviewed by the Secretary to the board and submitted to the board of directors, unless they are deemed non-substantive.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The board of directors is not aware of any matters to be presented for action at the Annual Meeting other than as set forth herein. However, if any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION INCLUDING
OUR ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of Financial’s Annual Report on Form 10-K for the year ended December 31, 2024 has been furnished to the shareholders. Additional copies of the Annual Report on Form 10-K may be obtained from Financial’s website (www.bankofthejames.bank) or by written request to J. Todd Scruggs, Secretary to the board of directors, at 828 Main Street, Lynchburg, VA 24504.

5	J. Todd Scruggs
Lynchburg, Virginia April 8, 2025	BY ORDER OF THE BOARD OF DIRECTORS /S/ J. Todd Scruggs J. Todd Scruggs, Secretary

Bank *of* The James
FINANCIAL GROUP, INC.

SCAN TO
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V70947-P28351

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

BANK OF THE JAMES FINANCIAL GROUP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) A. Douglas Dalton III
02) Watt R. Foster, Jr.
03) Phillip C. Jamerson

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the selection by Financial of Elliott Davis, PLLC, independent public accountants to audit the financial statements of Financial for the fiscal year ending on December 31, 2025.	☐	☐	☐
3. Advisory vote on approval of executive compensation.	☐	☐	☐

NOTE: To act upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof. Management is not aware of any other business, other than procedural matters incident to the conduct of the Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SCAN TO VIEW MATERIALS & VOTE BANK OF THE JAMES FINANCIAL GROUP, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BOTJ2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V70947-P28351 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Message to Shareholders are available at www.proxyvote.com. V70948-P28351 BANK OF THE JAMES FINANCIAL GROUP, INC. Annual Meeting of Shareholders May 20, 2025 1:00 p.m. This proxy is solicited by the Board of Directors The undersigned hereby appoints Julie P. Doyle and Augustus A. Petticolas, Jr. or either one of them, as proxies, each with full power of substitution, to act for the undersigned with respect to all shares of Common Stock of Bank of the James Financial Group, Inc. held of record by the undersigned on March 25, 2025 at the Annual Meeting of Shareholders to be held on May 20, 2025 at 1:00 p.m. or any postponement or adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. SIGNED PROXIES RETURNED WITHOUT SPECIFIC VOTING DIRECTIONS WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING. Continued and to be signed on reverse side